Exhibit 99.1

Precis Announces Intent to Acquire
Insurance Sales and Marketing Organization

For Immediate Release

Contact:

Frank Apodaca President Precis, Inc. 915-581-8182	Joe Diaz Lytham Partners, LLC 602-889-9660

Bob Bintliff Chief Financial Officer Precis, Inc. 972-343-6501	Nancy Zalud Senior Vice President Insurance Capital Management 817-820-2125

June 13, 2006 — Grand Prairie, Texas — Precis Inc. (Nasdaq: PCIS) announced today that it has entered into a non-binding letter of intent to acquire Insuraco USA, L.L.C., a Fort Worth, Texas company providing web-based technology, specialty products and marketing for the insurance and financial services industry.

Precis Inc. is a provider of access to affordable healthcare services to the ever growing number of uninsured and/or underinsured in the United States. It is estimated that over 45 million Americans are currently without healthcare coverage.

Insuraco is a wholly-owned subsidiary of Insurance Capital Management, Inc. (“ICM”) and specializes in selling major medical individual health insurance and specialty medical and benefit plans for affinity groups, associations, employers and other groups. Insuraco commenced operations in 2004.

Peter W. Nauert, the founder and Chief Executive Officer of ICM and Insuraco, would be named Chief Executive Officer of Precis at the close of the transaction. Prior to founding ICM, Mr. Nauert served as Chief Executive Officer of Ceres Group, Inc. (NASDAQ: CERG), QQLink, and Pioneer Financial Services, Inc. (NYSE: PFS).

The closing of the transaction is contingent on completion of due diligence, approval by Precis’ shareholders, and other matters.

“We are excited about the opportunity of this transaction and the accretive profit contribution that we anticipate it will bring to our shareholders,” said Nicholas J. Zaffiris, the Chairman of the Board for Precis. “Insuraco would bring to Precis a portfolio of proprietary products, benefit programs, and benefit enhancement programs to complement and create cross-selling opportunities for Precis’ consumer medical discount products and managed care services.”

Mr. Zaffiris continued, “We are also delighted about Peter Nauert joining Precis. His experience in successfully operating and growing insurance marketing companies, as well as his expertise in mergers and acquisitions, capital formation and administration would be of assistance to us as we build value for our shareholders. He is a widely acknowledged insurance industry leader with extensive product and market knowledge.”

Mr. Nauert stated, “This provides an exceptional and timely opportunity for both Precis and Insuraco. Senior Insuraco staff will also be joining this combined team with Precis. Together, we intend to continue to grow our distribution channels and create differentiated consumer products to stay abreast of a rapidly changing market.

“Since the initiation of Insuraco and ICM, we have been successful in developing niche markets for insurance and specialty products. Now, by joining with Precis, there will be opportunity to create shareholder value by accelerating sales and earnings growth through the current marketing channels and by accessing the capital markets to pursue strategic acquisition opportunities,” he added.

“Insuraco brings strong distribution and product development capabilities, along with an electronic sales platform. We will utilize these skills and expertise to build on the strong brand recognition of the Precis Care Entrée program and to expand its defined benefit and insurance programs throughout the United States. In addition, Precis’ Access HealthSource division has an excellent consumer-based managed health care operation in Southwest Texas that embraces a growing market area. I believe that we can build on the existing Access platform and expand these services in other markets. I believe Access represents a tremendous growth opportunity,” Nauert concluded.

In order to accommodate the schedule of the transaction and address all matters requiring action by its shareholders at one meeting, the annual meeting of Precis shareholders normally occurring in July will be held in late October 2006.

About Precis, Inc.

Precis, Inc. and its subsidiaries provide affordable consumer-driven health care solutions as alternatives to traditional health insurance. The companies market non-insurance health care savings programs, administer tax-favored reimbursement accounts, and offer third party claims administration, provider network management, and utilization management services for employer groups that utilize partially self funded strategies to finance their employee benefit programs. For more information on Precis, its subsidiaries Access Administrators and Care 125, visit www.precis-pcis.com, www.accesshealthsource.com and www.care125.com, respectively.

About Insuraco

Insurance Capital Management, Inc. (ICM) and Insuraco USA, L.L.C. provide web-based technology, specialty products and marketing for insurance and financial services. ICM’s team of sales, marketing and technology professionals enable insurance, healthcare and financial service companies to improve their product distribution and marketing. ICM utilizes web-based technology, its nationwide agent distribution and direct call center programs to provide superior customer and marketing support. For more information, go to www.icmusa.com.

Disclaimer

Certain statements included in this news release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate”, “believes”, “expects”, “may”, “will”, or “should”, or other variations thereon, by discussions of strategies that involve risks and uncertainties. Precis Inc.’s actual results or industry results may be materially different from any future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include general economic and business conditions; Precis Inc.’s ability to implement its business strategies; competition; availability of key personnel; increasing operating costs; unsuccessful promotional efforts; changes in brand awareness; acceptance of new product offerings; retention of members and independent marketing representatives; and changes in, or the failure to comply with, government regulations. Precis, Inc. undertakes no obligation to update any forward-looking statements or to make any other forward-looking statement, whether as a result of new information, future events, or otherwise.